EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-50260 on Form S-8 of our report dated March 25, 2004, (May 12, 2004 as to
Note 15)(which expresses an unqualified opinion and includes an explanatory paragraphs relating to the uncertainty described in Notes 1 and 2 to the financial statements and to the restatement described in Note 15), relating to the 2003 and 2002 financial statements of Beacon Power Corporation appearing in this Annual Report on Form 10-K of Beacon Power Corporation for the year ended December 31, 2004.

/s/ Deloitte & Touche, LLP

Boston, MA
March 28, 2005